Exhibit 5.2

NEW YORK	CITY PLACE HOUSE	ROME

WASHINGTON, DC	55 BASINGHALL STREET	MILAN

PARIS	LONDON EC2V 5EH	HONG KONG

BRUSSELS	020-7614-2200	BEIJING

FRANKFURT	FACSIMILE 020-7600-1698	BUENOS AIRES

COLOGNE	WWW.CLEARYGOTTLIEB.COM	SÃO PAULO

MOSCOW

Writer’s Direct Dial: +44 (0) 207 614-2254
E-Mail: sovenden@cgsh.com

March 30, 2012

HSBC Holdings plc

8 Canada Square

London E14 5HQ

Ladies and Gentlemen:

We have acted as special English solicitors to HSBC Holdings plc, a public limited company incorporated under the laws of England and Wales (the “Company”), in connection with the Company’s offering pursuant to a registration statement on Form F-3 (No. 333-180288) of $2,000,000,000 aggregate principal 4.00% senior unsecured notes due March 30, 2022 (the “Securities”) to be issued under an indenture dated as of August 26, 2009 (the “Indenture”) among the Company, The Bank of New York Mellon, as trustee (the “Trustee”) and HSBC Bank USA, N.A., as paying agent, registrar and exchange rate agent. Such registration statement, as amended as of its most recent effective date determined pursuant to Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”), but excluding the documents incorporated by reference therein, is herein called the “Registration Statement;” the related prospectus dated March 22, 2012, as first filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b)(2) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Base Prospectus;” the preliminary prospectus supplement dated March 27, 2012, as filed with the Commission pursuant to Rule 424(b)(2) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Preliminary Prospectus Supplement;” and the related prospectus supplement dated March 27, 2012, as first filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Prospectus Supplement.” The Base Prospectus and the Preliminary Prospectus Supplement together are called the “Pricing Prospectus,” and the Base Prospectus and the Prospectus Supplement together are herein called the “Final Prospectus.”

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

CLEARY GOTTLIEB STEEN & HAMILTON LLP IS A LIMITED LIABILITY PARTNERSHIP REGISTERED IN ENGLAND AND WALES NUMBER OC310280 . IT IS AUTHORISED AND REGULATED BY THE SOLICITORS REGULATION AUTHORITY. A LIST OF THE MEMBERS AND THEIR PROFESSIONAL QUALIFICATIONS IS OPEN TO INSPECTION AT THE REGISTERED OFFICE, CITY PLACE HOUSE, 55 BASINGHALL STREET, LONDON EC2V 5EH. CLEARY GOTTLIEB STEEN & HAMILTON LLP OR AN AFFILIATED ENTITY HAS AN OFFICE IN EACH OF THE CITIES LISTED ABOVE.

(b)	an executed copy of the Indenture;

(c)	the documents evidencing the Securities in global registered form, substantially as filed on March 29, 2012 as Exhibit 2 of the Company’s Form 8-A (the “Global Securities”);

(d)	a certificate dated March 30, 2012 of the Secretary of the Company (the “Secretary’s Certificate”) having annexed thereto and certified as true, complete and up-to-date copies, the following documents:

(i)	the Memorandum and Articles of Association of the Company; and

(ii)	the resolution passed at the meeting of the Board of Directors of the Company duly called and held on February 24, 2012.

In this opinion letter, the Terms Agreement, the Indenture and the Global Securities are referred to collectively as the “Transaction Documents” or each individually as a “Transaction Document”.

In rendering the opinions expressed below we have assumed and not verified:

(a) the genuineness of all signatures, stamps and seals, the authenticity and completeness of all documents supplied to us and the conformity to the originals of all documents supplied to us as photocopies or facsimile copies;

(b) that, where a document has been examined by us in draft, specimen or certificated form, it has been or will be executed in the form of that draft, specimen or certificate;

(c) that each of the Transaction Documents has been duly executed and delivered by each of the parties to such Transaction Documents (other than the Company) and each such party (other than the Company) has the power, capacity and authority to execute, deliver and perform its obligations contained in each of the Transaction Documents to which it is a party;

(d) the absence of any other arrangements between any of the parties to any of the Transaction Documents which modify or supersede any of the terms of the Transaction Documents;

(e) that no law of any jurisdiction outside England and Wales would render the execution, delivery, issue or performance of the terms of the Transaction Documents illegal or ineffective and that, insofar as any obligation under the Transaction Documents falls to be performed in any jurisdiction other than England and Wales, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

(f) that any party or prospective party to the Transaction Documents which is subject to the supervision of any regulatory authority in the United Kingdom has complied and will comply with the requirements of such regulatory authority in connection with the offering and sale of the Securities;

(g) that each of the parties to the Transaction Documents has fully complied with its obligations under all applicable money laundering legislation;

(h) that the binding effect of the Transaction Documents on the parties thereto is not affected by duress, undue influence or mistake, and no document has been entered into by any of the parties thereto in connection with any unlawful activity;

(i) that all consents, approvals, notices, filings and registrations which are necessary under any applicable laws or regulations (other than laws or regulations of the United Kingdom) in order to permit the execution, delivery or performance of the Transaction Documents have been or will be duly made or obtained;

(j) that there are no provisions of the laws of any jurisdiction outside England and Wales that would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside England and Wales may be relevant to this opinion letter, such laws have been and will be complied with;

(k) that each of the Transaction Documents constitutes legal, valid and binding obligations of each of the parties thereto enforceable in accordance with its terms under all applicable laws (including the laws of the State of New York, by which the Transaction Documents are expressed to be governed);

(l) that each of the parties to the Transaction Documents has complied with all applicable provisions of Directive 2003/71/EC of the European Parliament, as amended (the “Prospectus Directive”) as it applies and as implemented in the United Kingdom, the Financial Services and Markets Act 2000 (“FSMA”) and any applicable secondary legislation made under it with respect to anything done by any of them in relation to the Securities in, from or otherwise involving the United Kingdom (including Sections 19 (carrying on a regulated activity), 21 (financial promotion), 85 (public offers) and 118 (market abuse) of FSMA);

(m) that the information relating to the Company disclosed by our searches on March 30, 2012 at Companies House at their website at www.companieshouse.gov.uk and by telephone at the Central Registry of Winding Up Petitions at the Companies Court in London in relation to the Company was then complete, up to date and accurate and has not since then been materially altered and that such searches did not fail to disclose any material information which had been delivered for registration but did not appear on the website or the relevant file in London at the time of our search, and that such oral disclosures did not fail to disclose any material information or any petition for an administration order, dissolution or winding-up order in respect of the Company that has been presented in England and Wales;

(n) that the resolution of Company’s Board of Directors passed on 24 February 2012 authorizing the Company to renew the Registration Statement was duly and validly passed, is a true record of the proceedings of the meeting, is in full force and effect and has not been amended, revoked or superseded;

(o) that the resolutions of the Company’s Board of Directors authorising the Company to enter into each of the Transaction Documents were duly and validly passed and are in full force and effect and have not been amended, revoked or superseded;

(p) that each director of the Company has disclosed any interest which he may have in the transactions contemplated by each of the Transaction Documents in accordance with the provisions of the Companies Act 1985 and the Companies Act 2006 and the Articles of Association of the Company, and that none of the relevant directors of the Company have any interest in such transactions except to the extent permitted by the Articles of Association of the Company;

(q) that the execution and delivery of each of the Transaction Documents by the Company and the exercise of their rights and performance of their obligations thereunder will materially benefit the Company and that the directors of the Company acted in good faith and in the interests of such party in approving each of the Transaction Documents and the transactions contemplated thereby;

Based on the foregoing, and subject to the further qualifications and limitations set forth below, it is our opinion that:

1.	The Company has been duly incorporated as a public limited company under the laws of England and Wales. A search of the records of the Registrar of Companies as made public through the www.companieshouse.gov.uk website on March 30, 2012 and an oral enquiry made to the Central Registry of Winding up Petitions at the Companies Court at approximately 12:16 GMT on March 30, 2012 revealed no petition, order or resolution for the winding up of the Company and no petition for, and no notice of appointment of, a receiver or administrator, provided that:

a.	the searches with Companies House referred to above are not conclusively capable of revealing whether or not (i) a winding up order has been made in respect of a company or a resolution passed for the winding up of a company, or (ii) an administration order has been made in respect of a company, or (iii) a receiver, administrative receiver, administrator or liquidator has been appointed in respect of a company, since notice of these matters might not be filed with Companies House immediately and, when filed, might not be made available through the website or entered on the files of Companies House relating to insolvency details with respect to the relevant company immediately. In addition, such searches are not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition or a petition for an administration order has been presented; and

b.

the enquiry at the Central Registry of Winding up Petitions at the Companies Court referred to above relates only to a compulsory winding up and is not capable of revealing conclusively whether or not a winding up petition in respect of a compulsory winding up has been presented since details of the petition may not have been entered on the records of the Central Registry of Winding up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period of six months prior to the date when the enquiry was made. We have not made enquiries of any County Court as to whether a petition for the appointment of an administrator has been presented to, or an administration order has been made by, any County Court against the Company.

2.	The Company has taken all necessary corporate action to authorize the execution, delivery and performance of the Global Securities and the Company has validly executed and delivered the Global Securities.

3.	The Company has taken all necessary corporate action to authorize the execution and delivery of the Indenture and the Company has validly executed and delivered the Indenture.

The opinions set out above are limited to the laws of England and Wales in force as at the date of this opinion letter, as currently applied by the courts in England and Wales, and are given on the basis that this opinion letter will be governed by and construed in accordance with English law.

We hereby consent to the incorporation by reference of this opinion in the Registration Statement and the use of our name in the prospectus constituting a part of the Registration Statement under the heading “Legal Opinions” and the prospectus supplement dated March 27, 2012 related to the Securities. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Simon Ovenden
Simon Ovenden, a Partner

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